EXHIBIT 99.2

Don Volk  - Kenexa - CFO

Thank you, (operator). With me today is Rudy Karsan, our Chief Executive Officer, and Troy Kanter, our President and Chief Operating Officer. Today we will review Kenexa's third quarter 2009 results and provide guidance for the fourth quarter and then we'll open up the call for questions.

Before we begin, let me remind you that this presentation may contain forward-looking statements that are subject to risks and uncertainties associated with the Company's business. These statements may contain among other things, guidance as to future revenues and earnings, operations, transactions, prospects, intellectual property, and the development of products. Additional information that may affect the Company's business and financial prospects, as well as factors that would cause Kenexa's performance to vary from our current expectations are available in the Company's filings with the Securities and Exchange Commission.

Also, I would like to remind you that today's call may not be reproduced in any form without the expressed written consent of Kenexa.

We may refer to certain non-GAAP financial measures on this call. I will discuss the reconciliation of adjusted numbers to GAAP numbers and a reconciliation schedule showing the GAAP versus non-GAAP is currently available on our Company website, www.kenexa.com, with the press release issued after the close of market today.

I'll now turn the call over to Rudy Karsan. Rudy?

Rudy Karsan  - Kenexa - Chief Executive Officer

Thanks, Don. And thanks to all of you for joining us on the call to review our third quarter results, which we believe provide further evidence that Kenexa’s financial performance has reached a point of general stability.  Our total revenue grew slightly on a sequential basis, deferred revenue continued to grow and the company continued to generate solid cash flows from operations.

Most important from a long-term perspective, we see growing evidence of customers recognizing the power of Kenexa’s unique value proposition, as evidenced by a series of high profile, highly competitive wins during the third quarter.  Interest levels in our solutions remain high and we believe that Kenexa is well positioned to reaccelerate growth when the unemployment rate eventually stabilizes and improves.

Taking a look at our results for the quarter, total revenue came in at $40.3 million, up sequentially from $39.5 million and above the high-end of our guidance. Non-GAAP operating income was $4.3 million, consistent with our guidance and essentially flat with last quarter.  Deferred revenue was $44.2 million, an increase of $2.0 million sequentially and 20% on a year-over-year basis.  Finally, we generated $6.1 million in cash flows from operations.

From a high level perspective, our view on the market place has not changed materially since our last call.  While we do not believe the business environment is getting any worse at the moment, we are planning our business based on the assumption that the economic environment will remain challenging from a near-term perspective.  There is growing optimism that we may not be far from an economic recovery, as evidenced by Q3 GDP growth, which is encouraging - but the pace and shape of such a recovery is still quite unknown.

As an example, the Kenexa Research Institute performs a rigorous statistical analysis that results in what we call the employee confidence index, a metric that we have tracked for a couple of years now.  A high level of employee confidence is achieved when employees perceive their organization as being effectively managed and competitively positioned, and believe they have a promising future with their organization, job security and skills that are attractive to other employers.  Employee confidence influences individual behavior and has implications for organizational performance and economic conditions.  In fact, we have found the employee confidence index to be highly correlated to multiple economic and business performance outcomes – including consumer confidence and GDP growth.

During the second quarter, The Kenexa Research Institute reported an increase of 5.3% in the U.S. employee confidence from the first quarter.  However, that figure declined by 1.2% from the second quarter to the third quarter.  Moreover, nine of the twelve countries studied show third quarter declines compared to the second quarter of 2009 – an indication that we are not out of the woods yet.  The positive news is that none of the countries completely lost the gains made in the third quarter.  This is a figure that we will continue to track closely and report on.

The pace and shape of the recovery will also have an influence on the unemployment rate, which is widely expected to increase in the near-term, reaching a point of stability around the mid-point of 2010.  As we have commented on in the past, our view is that we will continue to face headwinds as long as the unemployment rate is increasing.  For this reason, combined with variability related to currency rates and our “other revenue,” we believe it is prudent for us to maintain the stable quarterly revenue guidance range that we have targeted in recent quarters, which Don will comment on later.  We believe the stability of our results around this range during the first nine months of this year, combined with the solid growth of our deferred revenue, is positive evidence that Kenexa has weathered the most difficult part of the economic storm.

As we look forward, we continue to be confident in Kenexa’s market position, due in large part to our highly differentiated value proposition.  We see a growing number of large, global organizations evaluating vendors based on the breadth of their offering, global footprint, domain expertise and ability to serve as a strategic partner to help customers implement best-practices.  We believe that Kenexa’s unique combination of strong technology, science and services positions Kenexa well to meet the evolving needs of these customers.

Another area of our end-to-end product suite, which continues to enjoy significant success, is our Kenexa Recruiter BrassRing or KRB offering.  Feedback from customers and industry analysts relative to our KRB offering is very positive, including commentary related to our industry leading reporting capabilities, redesigned user interface, and integrated hourly and high volume hiring capabilities that were included in the most recent release of KRB.

The strength of our technology was evident in a significant applicant tracking system win with a Fortune 100-type aerospace and defense company during the third quarter.  In this situation, the overall landscape of vendors was re-evaluated – including the incumbent vendor looking to move the customer over to their internally developed, high-end offering – and it was determined that Kenexa’s roadmap and KRB solution, including our systems’ security practices and protocols, was best positioned to meet their needs.  This is just one example of a growing number of situations in which Kenexa is winning competitive evaluations based on the strength of our technology.

We have a couple of other customer examples that illustrate the strength of Kenexa’s end-to-end value proposition.  Standard feedback from customers continues to be that Kenexa wins because of our long-term partnership focus and because of our ability to link HR to actual income statement outcomes.  Our “individual x environment = success” brand reflects the fact that we are uniquely positioned to help customers hire the right person for every job, create the optimal environment for each person, which has a multiplicative effect on business outcomes.

During the third quarter, we won a highly competitive selection with one of the largest home improvement retail chains in the world.  In addition to selecting our KRB applicant tracking system, they also selected Kenexa’s onboarding and assessments solutions for enterprise-wide deployment.  Kenexa will become the global ATS solution and we are building custom, field level assessments for store hiring.  This customer has an extremely well respected organization in the HR community, and they felt a strong connection to Kenexa’s strategic mission, vision and values.

Finally, for those of you who attended our annual users’ group meeting in Dallas, you had the opportunity to hear one of our featured keynote speakers, Wal-Mart Stores – who has more than 8,000 retail units under 55 different banners in 15 countries and employs more than 2.1 million associates worldwide.  In addition to being one of the more forward thinking companies from an HR perspective, one of the reasons that Wal-Mart was in attendance at our users’ group is because they are one of the latest companies to partner with Kenexa.

It is worth pointing out that Kenexa now has relationships with three of the five largest companies in the world.  During the third quarter, we also won competitive evaluations and added high profile talent acquisition customers such as Broadcom, Harvard University and 24 Hour Life Fitness.  In addition, from a talent retention perspective, we added customers such as HEB Grocery, ADP, Caribou Coffee, SunPower, Scotts Company and Colgate Palmolive.  In total, we again added over 20 preferred partner customers, which is consistent with recent quarters.

We believe the differentiation and quality of Kenexa’s science and consulting is unquestionable – and this is important when we are competing against vendors that are only able to deliver the software component of the value proposition.  Large, global organizations are looking for more than just the software package, they want a business solution and business partner.

The aspect of our business that is most challenged as a result of the sluggish economic environment, however, is the services related component.  Across all technology sectors, services related projects are often put on hold during challenging budgetary environments and this is no different in the HR solutions market.  We expect the consulting portion of our business to remain choppy for the next couple of quarters, until the unemployment rate stabilizes.  However, customers tell us that they plan on moving forward with these strategic services when the economic environment improves and they have greater access to resources.

Let me spend a moment reviewing the final component of our business, our recruitment process outsourcing services or RPO. During the third quarter, our RPO revenue came in at approximately $9 million, which was essentially flat to up slightly from last quarter.  The sequential decline in our RPO revenue had been increasingly small in recent quarters, and the third quarter represented the first time in 6 quarters that our RPO revenue was flat to up.

We are encouraged that our RPO revenue has stabilized.  Not only have we had some customers move off their contracted minimums during the quarter, but we also added LSG Skychefs as a new RPO customer.  We continue to invest in this strategic part of Kenexa as evidenced by recently adding top notch RPO sales talent, and we have a solid pipeline of opportunities as a result.  However, with the unemployment rate not expected to peak until the middle of next year, we continue to believe that it is appropriate for Kenexa to have measured expectations relative to our RPO revenue from a short-term perspective.  As such, we continue to forecast RPO related revenue to be flat to possibly down for the next couple of quarters.  When the economy recovers, we are optimistic that our RPO related revenue will rebound, and it’s important strategically because it provides Kenexa will unmatched domain expertise and helps us to develop deep relationships with our clients.

A common metric that we share which includes our RPO services along with our other consulting services and technology solutions in our P3 metric which measures the average annual revenue contributed of our top 80 customers. This metric came in at over $1 million during the third quarter, which was consistent with recent quarters.

From a summary perspective, we are not out of the woods yet as it relates to the macro environment.  There is growing optimism that a recovery is around the corner, but we believe it will be a couple of quarters before it translates into customers moving ahead more aggressively with software and services engagements in the HR organization.  That said, we continue to grow more bullish about Kenexa’s position in the market and our business prospects from a 12-18 month perspective.

We are encouraged that Kenexa’s total revenue has stabilized in recent quarters, while the solid growth of our deferred revenue reflects the stabilization in our renewal rates combined with the momentum of our sales activities.

Large global organizations are increasingly evaluating vendors on their ability to deliver a total value proposition – that means having both a broad, integrated suite of HR solutions, as well as the domain expertise, science and services to serve as a strategic partner and advisor to the client.  We believe the strength and differentiation of Kenexa’s solutions and business model is evidenced by highly competitive wins with some of the largest companies in the world, among others.

We continue to believe Kenexa will be a primary beneficiary when the unemployment rate eventually stabilizes.  With that, let me turn it over to Don to review our financials in more detail.  Don?

Don Volk  - Kenexa - CFO

 Thanks, Rudy. Let me begin by reviewing our results for the third quarter starting with the P&L. Total revenue for the third quarter was $40.3 million, above our guidance of $37 to $40 million and up 2% on a sequential basis. Subscription revenue was $33.2 million, and represented 82% of our third quarter total revenue. Our services and other revenue came in at $7.1 million, representing the remaining 18% of our third quarter total revenue.  We continue to expect our subscription revenue mix to be in the upper 70% to 80% range from a long-term perspective and in a more healthy economic environment.

From a geographic perspective, our revenue mix of domestic versus international revenue was 77%/23% which compares to the previous quarter of 81%/19%. Movements in currency rates did not have a material impact on our geographic mix during the quarter. From a detailed perspective, RPO represented approximately $6 million of our subscription revenue and approximately $9.0 million of our total revenue in the third quarter, which compares to $6 million and $8.7 million in the second quarter respectively.

Our clients typically purchase multi-year subscriptions with an average length of approximately two years. During the third quarter, overall renewal rates for our suite of solutions were over 70%, consistent with our expectations and the previous quarter.

Turning to profitability, we'll be providing non-GAAP measures for each third quarter 2009 expense category which exclude $1.4 million of share based compensation charges associated with FAS123R and $1.0 million of amortization of acquired intangibles.  All comparisons will be using the non-GAAP current period results.  Non-GAAP gross margin was 67.5% in the quarter which was up from 65.7% in the prior quarter.

Non-GAAP sales and marketing expense came in at $8.8 million or 22% of revenue compared to 20% of revenue last quarter. Non-GAAP R&D expense came in at $2.3 million or 6% of revenue consistent with last quarter. Finally, non-GAAP G&A expenses were approximately $9.3 million or 23% of revenue, also inline with last quarter. Our non-GAAP income from operations was $4.3 million for the quarter, consistent with our guidance and representing an 11% non-GAAP operating margin.  Of note, our non-GAAP operating expenses in the third quarter included legal and professional fees that were approximately $300,000 higher than our original estimate.  As we have disclosed in our filings, we are pursuing litigation against one of our competitors that we believe has infringed upon one of our patents and we intend to continue aggressively pursuing the matter.  Even after this higher expense, non-GAAP EPS was $0.18, which was above our guidance of $0.13 to $0.16 due to a lower-than-expected tax rate contributing $0.02 per share.

Turning to our results on a GAAP basis, the following were expense levels determined in accordance with GAAP -- cost of revenue, $13.1 million, sales and marketing, $9.1 million, R&D, $2.5 million, and G&A, $10.2 million. For the third quarter, GAAP income from operations is $1.9 million. Net income applicable to common shareholders is $1.6 million resulting in GAAP net income per share of $0.07. The reconciliation of non-GAAP to GAAP expenses and income from operations can be found in our press release and current report on Form 8K filed with the SEC.

Kenexa has cash, cash equivalents, and investments of $50.2 million at September 30, 2009, an increase from $47.2 million at the end of the prior quarter. Positive cash from operations of $6.1 million during the third quarter was partially offset by capital expenditures.

Accounts receivable DSO were 66 days at the end of the quarter, compared to 62 days at the end of last quarter.  And our deferred revenue at the end of the quarter was $44.2 million, up $2.0 million from the end of the second quarter and up 20% from the end of the third quarter of 2008.

I'd now like to turn to guidance for the fourth quarter of 2009.  We are targeting revenue in the range of $38 million to $40 million, which increases the low-end of our guidance range from last quarter and is consistent with Rudy’s commentary regarding stabilization of our results.  In addition to the fact that we believe it is prudent to allow for a level of variability in our “other revenue” and currency rates, it is worth a reminder that while several of the larger, higher profile wins contributed to the growth of our deferred revenue, we do not expect to begin recognizing revenue related to these relationships until mid-2010, most likely, due to the multi-element nature of those deals.

We are targeting non-GAAP operating income to be $3.3 million to $3.9 million, which includes an expected sequential increase in our legal and professional fees of approximately $300,000 to $500,000 related to the previously mentioned patent lawsuit that we are pursuing.  Our current expectation is that our fourth quarter legal expense run rate will continue into 2010 as we believe we have a strong case that is worth continuing.

Assuming a 15% effective tax rate for reporting purposes and 22.9 million shares outstanding, we expect non-GAAP net income per diluted share to be $0.13 to $0.15.

In summary, we are encouraged by the continued stability in our financial results, while solid growth in deferred revenue and numerous high profile customer wins support our growing long-term optimism.  When the unemployment rate stabilizes and improves, and HR organizations increase their spending on technology investments and related services, we believe that Kenexa will be a primary beneficiary.

We'd now like to turn it over to the Operator to begin the Q&A session.